EXHIBIT 99.1

American Science and Engineering, Inc. Reports Results for

Third Quarter Fiscal Year 2015

•                  Company Reports Third Quarter EPS of $0.32, up 60% Year-Over-Year

•                  Resolved Shipment Delays for Significant Middle-East Order

•                  Free Cash was $11.3 Million as defined as cash flow from operations less capital expenditures

•                  Repurchased 383,500 Shares in the Quarter for $18.8 Million Under Accelerated Stock Repurchase Program

•                  Declares Quarterly Dividend of $0.50 per share, Payable on March 3, 2015

•                  MINI Z™ Handheld Screening System Named “Best of What’s New for 2014” by Popular Science Magazine

BILLERICA, Mass. — February 5, 2015 — American Science and Engineering, Inc. (NASDAQ: ASEI) (“AS&E”), a leading worldwide supplier of innovative X-ray detection solutions, today reported its financial results for the third quarter of fiscal year 2015 ended December 31, 2014. The Company reported revenues of $37.0 million as compared with $37.8 million for the third quarter of fiscal year 2014, net income of $2.6 million as compared with $1.6 million for the third quarter of fiscal year 2014, and earnings per share of $0.32 as compared with $0.20 for the third quarter of fiscal year 2014.

For the first nine months of fiscal year 2015, the Company reported revenues of $95.6 million compared with $124.7 million for the same period in the prior fiscal year, net income of $0.1 million compared with $11.2 million for the same period in the prior fiscal year, and earnings per share of $0.01 compared with earnings per share of $1.41 for the same period in the prior fiscal year.

Cash, restricted cash, and investment balances in the quarter decreased $11.5 million to $118.8 million a result of positive cash flow from operations of $12.0 million offset primarily by the $18.8 million repurchase of common stock and the payment of $4.0 million in common stock dividends during the quarter. Cash, restricted cash, and investment balances for the first nine months of fiscal year 2015 decreased by $46.9 million due primarily to the $18.8 million repurchase of common stock, payment of $11.9 million in common stock dividends, and an increase in inventory of $9.1 million.

The Company reported $17.1 million in bookings for the third quarter of fiscal year 2015 and $57.6 million for the first nine months of fiscal year 2015. Backlog at December 31, 2014 was $138.2 million.

Continuing with its dividend program initiated in August 2007, the Company is declaring a quarterly cash dividend of $0.50 per share, payable on March 3, 2015 to the holders of record at the close of business on February 17, 2015. As of December 31, 2014, under the authorized stock repurchase plan, the Company had repurchased approximately 383,500 shares of its common stock for $18.8 million.

“The Company’s return to profitability and positive cash flow from operations in the third quarter reflects the initial impact of the cost-cutting measures we implemented in September 2014 and the resolution of shipment delays for a specific Middle East ZBV® order already recorded in backlog,” said Chuck Dougherty, AS&E’s President and Chief Executive Officer. “Although bookings were disappointing due to delays in awards for large cargo tenders in the Middle East and Africa and reduced U.S. government spending, we remain confident in our opportunity pipeline and our ability to capture the increased global opportunities for our expanded portfolio of product and service offerings.”

Dougherty continued, “We have made progress with our strategic initiatives, including upgrading and adding new channel partners in targeted growth markets and supporting our new North American public safety channel program.  We continued the global roll-out of the MINI Z handheld screening system and have begun to receive both domestic and international stocking orders.  As an affordable entry point for Z Backscatter® technology, the MINI Z system remains a key component of our geographic expansion initiative and we are proud to report that our clients achieved several contraband seizures during demonstrations and the system was named ‘Best of What’s New for 2014’ by Popular Science Magazine.”

Chuck Dougherty, President and CEO, and Ken Galaznik, Senior Vice President, Chief Financial Officer and Treasurer, will host a conference call and simultaneous webcast to discuss the results and respond to questions.  The conference call and webcast will include a presentation and are scheduled for Thursday, February 5, 2015 at 4:30 pm ET.

To participate in the conference call, please dial (877) 303-9143 at least 10 minutes prior to its starting time. For international participants, please dial (760) 536-5194. The conference identification number is 72481962. You will be placed on hold until the conference call is ready to begin. The live webcast and presentation can be accessed at http://edge.media-server.com/m/p/uppf7qht.

An audio replay of the teleconference will be available, in its entirety, starting Thursday, February 5, 2015 at 7:30 p.m. EST for a one-week period by dialing (855) 859-2056. Internationally, please dial (404) 537-3406. The conference identification number is 72481962. The replay and presentation will also be available through the Company’s website at http://ir.as-e.com/events.cfm.

About AS&E

American Science and Engineering, Inc. (AS&E) is the trusted global provider of threat and contraband detection solutions for ports, borders, military, critical infrastructure, law enforcement, and aviation. With over 50 years of experience, AS&E offers proven, advanced, X-ray inspection systems to combat terrorism, drug smuggling, illegal immigration and trade fraud. AS&E systems are designed in a variety of configurations for cargo and vehicle inspection, parcel inspection, and personnel screening. Using a combination of technologies, these systems provide superior detection capabilities, with high-energy, dual-energy, and Z Backscatter™ X-rays — pioneered by AS&E. Learn more about AS&E products and technologies at www.as-e.com and follow us on Twitter @ase_detects.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws.  AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Nine Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Total net sales and contract revenues	$36,980	$37,773	$95,583	$124,673

Total cost of sales and contracts	19,873	20,905	52,324	69,452
Gross profit	17,107	16,868	43,259	55,221

Expenses:
Selling, general and administrative expenses	7,627	8,396	24,936	22,718
Research and development costs	5,668	6,139	18,092	15,725
Total operating expenses	13,295	14,535	43,028	38,443

Operating income	3,812	2,333	231	16,778
Interest and other income (expense), net	18	11	(88)	8
Income before provision for income taxes	3,830	2,344	143	16,786
Provision for income taxes	1,276	786	41	5,624

Net income	$2,554	$1,558	$102	$11,162

Income per share - Basic	$0.32	$0.20	$0.01	$1.42
Income per share - Diluted	$0.32	$0.20	$0.01	$1.41

Weighted average shares - Basic	7,789	7,850	7,866	7,837
Weighted average shares - Diluted	7,796	7,889	7,877	7,873

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$45,731	$62,143
Restricted cash and investments	12,226	14,603
Short-term investments, at fair value	60,669	88,649
Accounts receivable, net	26,780	34,317
Unbilled costs and fees	3,365	2,491
Inventories, net	42,788	32,935
Other current assets	13,844	10,234
Total current assets	205,403	245,372

Non-current assets:
Building, equipment and leasehold improvements, net	9,603	12,969
Restricted cash and investments	208	313
Other assets	7,578	6,857
Total assets	$222,792	$265,511

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$6,750	$10,618
Customer deposits	18,901	16,589
Deferred revenue	11,867	10,934
Other current liabilities	13,658	24,350
Total current liabilities	51,176	62,491

Non-current liabilities:
Lease financing liability	186	1,404
Other non-current liabilities	1,265	4,221
Total liabilities	52,627	68,116

Stockholders’ equity	170,165	197,395
Total liabilities and stockholders’ equity	$222,792	$265,511

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Nine Months Ended
	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net income	$102	$11,162
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	3,624	3,942
Provisions for contracts, inventory and accounts receivable reserves	(237)	1,233
Amortization of bond premium	713	1,192
Deferred income taxes	1,993	1,894
Stock compensation expense	2,266	1,527

Changes in assets and liabilities:
Accounts receivable	7,500	5,952
Unbilled costs and fees	(874)	2,391
Inventories	(9,138)	(3,392)
Prepaid expenses and other assets	(6,324)	1,432
Accounts payable	(3,868)	542
Accrued income taxes	(2,338)	(2,094)
Customer deposits	2,312	16,932
Deferred revenue	(1,781)	(6,472)
Accrued expenses and other liabilities	(7,917)	(6,181)
Net cash (used for) provided by operating activities	(13,967)	30,060

Cash flows from investing activities:
Purchases of short-term investments	(29,211)	(47,805)
Proceeds from sales and maturities of short-term investments	56,433	68,755
Purchases of property and equipment, net	(1,668)	(1,463)
Net cash provided by investing activities	25,554	19,487

Cash flows from financing activities:
Decrease (increase) in restricted cash and investments	2,482	(1,633)
Proceeds from exercise of stock options	888	2,889
Repurchase of shares of common stock	(18,799)	(12,306)
Repayment of leasehold financing liability	(928)	(1,115)
Payment of common stock dividend	(11,948)	(11,749)
Increase (reduction) of income taxes paid due to the tax benefit from employee stock option expense	306	(86)
Net cash used for financing activities	(27,999)	(24,000)

Net (decrease) increase in cash and cash equivalents	(16,412)	25,547
Cash and cash equivalents at beginning of period	62,143	40,418
Cash and cash equivalents at end of period	$45,731	$65,965